UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2017

YANGTZE RIVER DEVELOPMENT LIMITED

(Exact name of registrant as specified in its charter)

Nevada	001-38062	27-1636887
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

41 John Street, Suite 2A, New York, NY	10038
(Address of principal executive offices)	(Zip Code)

(646) 861-3315
Registrant’s telephone number, including area code:

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 26, 2017, Yangtze River Development Limited (the “Company”) entered into an agreement (the “Purchase Agreement”) with shareholders holding 100% of the equity interest (the “Acquiree Shareholders”) of Wuhan Economic Development Port Limited (the “Acquiree”) to acquire all the interests of Acquiree; and the Acquiree Shareholders will acquire all the equity interest held by the Company in Energetic Mind Limited, a BVI company and a wholly-owned subsidiary of the Company. Energetic Mind Limited holds 100% interest in Ricofeliz Capital (HK) Ltd., a Hong Kong company that holds 100% capital stock of Wuhan Yangtze River Newport Logistics Co., Ltd., a wholly foreign-owned enterprise formed under the laws of the People’s Republic of China that primarily engages in the business of real estate and infrastructural development with a port logistics center located in Wuhan, Hubei Province of China.

Upon execution of the Purchase Agreement, the Acquiree will undergo reorganization. As a result of the reorganization, the Acquiree has become a limited liability company. It will be held by a Hong Kong company, which will be 100% owned by a BVI entity.

The closing of the transaction, which shall be no later than March 31, 2018, is conditioned upon satisfaction of due diligence by both parties, the completion of auditing of the financial statements of the Acquiree, and the approval of relevant regulatory agencies.

The consideration of the acquisition transaction will be first offset against both parties of the target companies leaving the balance of RMB 600 million (or approximately USD $91 million) to be paid by the Company to the Acquiree Shareholders. Refundable deposit of RMB 30 million shall be paid to the Acquiree Shareholders upon initial due diligence and auditing. The remaining RMB 570 million shall be paid at closing in cash or in the form of a 7% convertible note.

The Board of Directors and the majority shareholders of the Company approved the above acquisition transaction.

Wuhan Economic Development Port Limited, the Acquiree, owns 100% interest in Hubei Taiding Container Port Limited and Wuhan Economic Development Port Logistics Limited. It has the following major operations: (i) owns 7,060 meters of the Yangtze River shoreline located in the Hannan District Port, Wuhan City. Currently three berths along the 330 meters of the coastline has been completed and in operation. Additional six berths have been approved by the local government and waiting to be built. Also, more than ten berths are pending approval by the local government; (ii) owns a total of 1,371,960 square meters of industrial land near the Hannan District Port for the construction of logistics warehouses and supporting office buildings. A warehouse in the total 11,340 square meters has been built and is in operation; (iii) owns office building in a total of 4,575.7 square meters which is in operation; and (iv) has received registration certificate issued by China Wuhan Customs. The total value of fixed assets plus intangible assets of the Acquiree as of October 31, 2017 was RMB 3 billion, or approximately USD$454M, based on an assessment report issued by a local appraisal company.

The foregoing descriptions of the Purchase Agreement, are qualified in its entirety by reference to the provisions of the Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
Exhibit 10.1	English translation of the agreement by and among the Company and the shareholders of Wuhan Economic Development Port Limited, dated December 26, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YANGTZE RIVER DEVELOPMENT LIMITED

Date: December 27, 2017	By:	/s/ Xiangyao Liu
Xiangyao Liu President & CEO

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